Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 File No. 333-147004) pertaining to the Encore Energy Partners GP LLC Long-Term Incentive Plan, and

(2)	Registration Statement (Form S-3 File No. 333-153768) of Encore Energy Partners LP;
of our reports dated February 24, 2010, with respect to the consolidated financial statements of Encore Energy Partners LP and the effectiveness of internal control over financial reporting of Encore Energy Partners LP, included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Fort Worth, Texas
February 24, 2010